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                                                                   EXHIBIT 10.15

                                WASHINGTON MUTUAL

                            BONUS AND INCENTIVE PLAN
                  FOR EXECUTIVE OFFICERS AND SENIOR MANAGEMENT
                As Amended and Restated Effective January 1, 1999

        The Directors' Compensation and Stock Option Committee (the "Compensation Committee") of Washington Mutual, Inc. ("Washington Mutual") hereby adopts this bonus and incentive plan, effective for bonus periods beginning on or after January 1, 1999, subject to shareholder approval as described in Section 3.

        1. PURPOSE. The purpose of this plan is to provide performance-based incentive compensation in the form of cash bonuses to executive officers and senior management of Washington Mutual and its affiliates. This plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code ("Section 162(m)").

        2. ADMINISTRATION. This plan has been established by, and shall be administered by, the Compensation Committee. The Compensation Committee is composed solely of 2 or more outside directors as defined in Section 162(m) and, therefore, qualifies as an independent compensation committee under Section 162(m).

        3. SHAREHOLDER APPROVAL. This plan shall be effective if, and only if, Washington Mutual's shareholders, by a majority of the votes cast, approve the material terms of the performance goals in this plan, specifically, the employees eligible to receive bonuses under this plan; the business criteria on which the performance goals may be based; and the maximum amount of compensation that may be paid to any employee under this plan in any year. No bonuses will be paid under this plan until after this approval is obtained. To the extent necessary for this plan to qualify as performance-based compensation under
Section 162(m) or its successor under then applicable law, these material terms of the performance goals shall be disclosed to and reapproved by the shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the performance goals.

        4. PARTICIPANTS. For each bonus measurement period (which may but need not be a calendar year), the Compensation Committee will choose, in its sole discretion, those eligible employees who will participate in this bonus plan during that measurement period and will be eligible to receive a bonus under this plan for that measurement period.

                (a) ELIGIBLE EMPLOYEES. All members of senior management of Washington Mutual and its affiliates are eligible to participate in this plan. For purposes of this bonus plan, senior management is defined as any officer with the rank of Senior Vice President or above of Washington Mutual, Inc., of any affiliate and of any established division within an affiliate.


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                (b)     EMPLOYMENT CRITERIA. In general, to participate in this
plan an eligible employee must be continuously employed by Washington Mutual or an affiliate for the entire measurement period. The foregoing notwithstanding:
(i) if an otherwise eligible employee joins Washington Mutual or an affiliate during the measurement period, the Compensation Committee may, in its discretion, add the employee to this plan for the partial measurement period, and (ii) if the employment of an otherwise eligible employee ends before the end of the measurement period because of death, disability, voluntary termination of employment upon or after attaining age 62, or termination of employment upon or after a Change in Control (as that term is defined in the employee's Employment Agreement), the employee shall be paid a pro-rata portion of the bonus, if any, that otherwise would have been payable under this plan. If a participant is on unpaid leave status for any portion of the measurement period, the Compensation Committee, in its discretion, may reduce the participant's bonus on a pro-rata basis.

        All determinations related to eligibility or the pro-ration of any bonus shall be made by the Compensation Committee pursuant to the above terms, and those determinations shall be final and binding on all employees.

        5. BUSINESS CRITERIA ON WHICH PERFORMANCE GOALS SHALL BE BASED. The payment of bonuses under this plan shall be based on Washington Mutual's attainment of performance goals based on one or more of the following business criteria:


        Return on average common equity.

        Return on average equity.

        Efficiency ratio (other expense as a percentage of other income plus net interest income), either before or after amortization of intangible assets (goodwill).

        Net operating expense (other income less other expense), either before or after amortization of intangible assets (goodwill).

        Earnings per diluted share of common stock.

        Operating earnings (earnings before transaction-related expense) per diluted share of common stock, either before or after amortization of intangible assets (goodwill).

        Return on average assets.

        Ratio of nonperforming assets to total assets.

These business criteria shall be construed consistent with the use of the same terms in Washington Mutual's published financial statements. All business criteria other than earnings per diluted share of common stock shall exclude transaction-related expense unless otherwise determined by the Compensation Committee in selecting the business

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criteria for a particular bonus measurement period pursuant to Section 6 below.
In selecting any business criteria other than earnings per diluted share of common stock, the Compensation Committee may elect, pursuant to Section 6 below, to exclude amortization of intangible assets (goodwill), or to exclude depreciation and amortization.

        6. ESTABLISHING PERFORMANCE GOALS. The Compensation Committee shall establish, for each bonus measurement period: (a) the length of the bonus measurement period, (b) the specific business criterion or criteria, or combination thereof, that will be used; (c) the specific performance targets that will be used for the selected business criterion or criteria; (d) any special adjustments that will be applied in calculating whether the performance targets have been met to factor out extraordinary items, (e) the formula for calculating bonuses in relation to the performance targets; (f) the eligible employees who will participate in the bonus plan for that measurement period; and (g) if applicable, the target bonus amounts for each participant for the measurement period. The Compensation Committee shall make these determinations in writing no later than 90 days after the start of each measurement period, on or before 25 percent of the measurement period has elapsed, and while the outcome is substantially uncertain. Bonus payments to any one participant in any one calendar year under this plan shall not exceed $5,000,000.

        Unless otherwise specified by the Compensation Committee in its written determinations establishing the bonus criteria for the particular bonus measurement period, if Washington Mutual or its affiliates consummate one or more acquisitions during the bonus measurement period that, individually or in the aggregate, constitute a Triggering Acquisition, the bonus measurement period shall end early, on the last day of the calendar quarter immediately before the consummation of the first acquisition that constitutes a Triggering Acquisition (either individually or when aggregated with prior acquisitions during the bonus measurement period), and pro-rated bonuses shall be paid based on the degree of attainment of the performance goals during the shortened bonus measurement period. For purposes of this paragraph, a Triggering Acquisition means an acquisition (or combination of acquisitions) in which the acquired entity's operating earnings (earnings before transaction-related expense) for the four quarters completed immediately before consummation of the acquisition is equal to 10% or more of the pro-forma operating earnings for the same four quarters for the combination of Washington Mutual and its affiliates and the acquired entity. (If either Washington Mutual and its affiliates or the entity being acquired had consummated other acquisitions during the four quarters in question, the calculation described in the prior sentence shall be done using pro-forma earnings for each combined entity.)

        If an employee joins Washington Mutual or an affiliate during the measurement period and becomes an eligible employee pursuant to Paragraph 4(b), and if the employee is a "covered employee" within the meaning of Section 162(m) (because the employee is the chief executive officer or is among the 4 highest compensated officers for the year other than the chief executive officer), then to the extent necessary for this plan to qualify as performance-based compensation under Section 162(m) or its successor under then applicable law, all relevant elements of the performance goals established pursuant to paragraph 6 of this plan for that employee must be established on or before the date on

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which 25% of the time from the commencement of employment to the end of the measurement period has elapsed and the outcome under the performance goals for the measurement period must be substantially uncertain at the time those elements are established.

        7. DETERMINATION OF ATTAINMENT OF PERFORMANCE GOALS. The Compensation Committee shall determine, pursuant to the performance goals and other elements established pursuant to section 6 of this plan, the bonus amounts to be paid to each employee for each measurement period. The Compensation Committee's determinations shall be final and binding on all participants. These determinations must be certified in writing before bonuses are paid, which requirement may be satisfied by approved minutes of the Compensation Committee meeting setting out the determinations made. The Compensation Committee shall NOT have discretion to increase the amount of the bonus that would otherwise be due upon attainment of the goals established pursuant to paragraph 6 of this plan to any employee who is a "covered employee" within the meaning of Section 162(m) if increasing the bonus would cause the bonus or any part thereof to not be deductible under the Internal Revenue Code.

        8. AMENDMENTS. The Compensation Committee may not amend or terminate this plan so as to increase, reduce or eliminate bonuses payable under this plan for any given measurement period retroactively, that is, on any date later than 90 days after the start of the measurement period. The Compensation Committee may amend or terminate this plan at any time on a prospective basis and/or in any fashion that does not increase, reduce or eliminate bonuses retroactively. The foregoing notwithstanding, the Compensation Committee shall not have the power to amend this plan in any fashion that would cause the plan to fail to qualify as performance-based compensation with respect to any "covered employee" as defined under Section 162(m) or its successor. Without limiting the generality of the foregoing, to the extent it would cause this plan to fail to qualify as performance-based compensation with respect to any "covered employee" as defined under Section 162(m) or its successor under then applicable law, the Compensation Committee shall not have the power to change the material terms of the performance goals unless (i) the modified performance goals are established by the Compensation Committee no later than 90 days after the start of the applicable measurement period, on or before 25 percent of the measurement period has elapsed, and while the outcome is substantially uncertain and (ii) no bonuses are paid under the modified performance goals until after the material terms of the modified performance goals are disclosed to and approved by Washington Mutual's shareholders.



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        9.      EFFECTIVENESS; PRIOR PLANS SUPERSEDED. Upon shareholder approval as described in Section 3, this plan shall be effective for bonus periods beginning on or after January 1, 1999, and shall replace and supersede the Bonus and Incentive Plan for Executive and Senior Management adopted effective January 1, 1996.

Executed effective as of January 1, 1999.

DIRECTORS' COMPENSATION & STOCK OPTION COMMITTEE



By
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    John W. Ellis
    Its Chairman


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